Summer Infant, Inc. Reports First Quarter 2013 Results

Focus on Operational Excellence and Effective Working Capital Management Drive Improved Bottom-Line Performance;

Cost Management Initiatives Drive 10% Improvement in G&A Expenses;

Selling Expenses Reduced by 7% Year Over Year

WOONSOCKET, RI -- (Marketwire - May 13, 2013) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced financial results for the first quarter ended March 31, 2013.

Management Comments

"We made good progress during the first quarter toward improving our operations and bottom-line performance despite the soft retail market," said Jason Macari, President and Chief Executive Officer. "Revenue and gross margin increased from the fourth quarter, and we lowered both selling and G&A expenses on a sequential and year-over-year basis. As expected, revenues were down 6% year over year as we discontinued several non-profitable or low-margin products and began to exit licensing agreements. While most product categories were slightly down to flat during the quarter, higher sales from the Safety, Play and Nursery categories partially offset softness in other categories.

"During the quarter gross margins declined due to higher-than-usual close-out sales related to the reduction of SKUs and the discontinuation of license agreements. These close-out sales had a 1.5% dampening effect on the quarter's gross margin and we expect this to continue in the second quarter. However, we anticipate these actions will have a positive effect on our profitability during the second half of 2013. The cost reductions and strict expense management initiatives implemented in 2012 and in the first quarter of 2013 have proven effective, resulting in 10% and 7% year-over-year reductions in G&A and Selling expenses, respectively.

"We also made good progress with other financial priorities, such as effective working capital management. We continue to be successful in reducing inventories, which declined 16% from the first quarter of 2012. At the end of February, as previously announced, we reached a major milestone when we entered into a new, fully underwritten loan and security agreement with Bank of America. We expect that as a result of the refinancing, our interest expense will be reduced by approximately $1.0 million in 2013 from our previous credit facility. We also have reduced our debt level, net of cash by $4.5 million since the end of Q3 2012.

"During the first quarter we continued to innovate our product suite across a number of core categories, and we are looking forward to new product launches as we proceed throughout the year. We also are focused on investing in marketing initiatives to build our own Summer and Born Free branded products, which have gained good recognition and acceptance in the marketplace. During the past year, we have enhanced our product development efforts by focusing our team on a fewer number of strategic categories that align with our plans to deliver higher profitability and long-term growth. As a result of our renewed focus on strategic categories, we have a number of new product launches performing well at retail, including new versions of our award winning SuperSeat, the 3D Lite stroller, Born Free Bottle Warmer and Sterilizer, and the Baby Touch 2, Multi View, and Slim and Secure 2 video monitors.

"The progress we made during the first quarter gives us confidence that 2013 will be a turnaround year for Summer as we execute on our strategy to improve our overall performance. To execute this strategy, we have invested in our management capabilities across the organization, including at the senior level. We believe we have the right team and the right strategy in place to build long-term value for our shareholders," concluded Macari.

First Quarter 2013 Results

Net revenues for the three months ended March 31, 2013 decreased 6% to $59.1 million from $63.0 million for the three months ended March 31, 2012. The decrease in revenue was primarily driven by sales of discontinued non-profitable and low margin product SKUs throughout all product categories, as well as phasing out of licensing arrangements.

Gross profit for the first quarter of 2013 decreased to $18.6 million from $21.1 million in the first quarter of 2012. Gross profit as a percentage of net sales decreased to 31.4% for the three months ended March 31, 2013 from 33.5% in the three months ended March 31, 2012. The decline in gross margin was attributable to lower revenues, as well as to a significant amount of close-out sales of discontinued and low margin products in the first quarter of 2013, the phasing out of licensing agreements, the participation in retail promotional programs and a lower mix of higher-margin product sales.

General and administrative expenses decreased approximately 10.0% to $9.6 million for the first quarter of 2013 from $10.6 million a year ago. The decline in general and administrative expenses is attributable to the cost reductions initiated in 2012 and in the first quarter of 2013, including worldwide headcount reductions, a reduction of executive salaries, voluntary reduction in board of director compensation, and lower professional service and other outside service fees.

Selling expenses decreased 7.0% from $6.0 million for the quarter ended March 31, 2012 to $5.6 million for the quarter ended March 31, 2013. This decrease was primarily attributable to additional cost controls implemented over retailer program costs such as promotions, consumer advertising, cooperative advertising, as well as lower royalty costs under discontinued licensing agreements.

Interest expense for the three months ended March 31, 2013 was $1.3 million compared with $0.7 million for the three months ended March 31, 2012. The increase in the first quarter 2013 interest expense was due to higher interest rates and the write off of unamortized fees in the first quarter of 2013 attributable to the retirement of the Company's 2010 credit agreement on February 28, 2013.

The Company reported net income of $0.4 million, or $0.02 per diluted share, in the first quarter of 2013, compared with net income of $1.3 million, or $0.07 per diluted share, in the first quarter of 2012. Excluding permitted add-backs charges and other special items in the 2013 period, adjusted net income was $1.0 million, or $0.06 per diluted share, in the first quarter of 2013. There were no adjustments to net income for the first quarter of 2012.

Adjusted EBITDA for the first quarter of 2013 was $3.9 million compared with $4.7 million in adjusted EBITDA in the first quarter of 2012. Adjusted EBITDA for the first quarter of 2013 includes $0.4 million in permitted add back charges compared with no permitted add back charges in the first quarter of 2012. Adjusted EBITDA, adjusted net income and adjusted earnings per share are non-GAAP numbers that exclude various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet

As of March 31, 2013, the Company had approximately $2.6 million of cash and $63.7 million of debt compared with $3.1 million of cash and $65.5 million of debt on December 31, 2012. This represents a $1.8 million reduction of debt from December 31, 2012 and a $5.7 million reduction in debt from March 31, 2012.

The management of the Company's working capital has been a key focus. Inventory as of March 31, 2013 was $40.2 million compared to $47.9 million as of March 31, 2012. The inventory reduction is the result of the Company's efforts to transition some category sales to direct import, improved forecasting capabilities, and reduction in SKUs. Trade Receivables as of March 31, 2013 was $47.5 million compared to $57.8 million as of March 31, 2012. The accounts receivable reduction is the result of improved payment terms with customers, and centralizing the collections function into Summer's Corporate office. Accounts Payable and Accrued Expenses as of March 31, 2013 was $31.9 million compared to $40.6 million as of March 31, 2012. The Company processes its inventory on credit terms and its current practice is to submit payments weekly. These working capital improvements reduced the Company's investment in working capital by $9.3 million year over year, with inventory turns improving to 4.12 from 3.68 turns.

Corporate Governance Enhancements

In April, the Company announced that its board of directors had voted to include in its proxy statement for its 2013 annual meeting of stockholders a proposal to amend the Company's certificate of incorporation to eliminate by 2016 its classified board structure and to instead provide for the election of the Company's directors on an annual basis. The Board considered best practices in good corporate governance and received investor input in determining that the phase out of the classified board structure is appropriate and in the best interests of the Company and its stockholders. Additionally, in January the Board voted to separate the Chairman and CEO positions to further strengthen Summer Infant's corporate governance in a manner consistent with board best practices.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, May 13, 2013 at 5:00 p.m. Eastern Time, to discuss financial results for its first quarter ended March 31, 2013. This call is being webcast and can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. For those unable to listen to the live call, an archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) that are sold principally to large North American and European retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release includes presentations of Adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures. For purposes of this release, (i) adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the expected effect on profitability of the reduction of SKUs and the discontinuation of license agreements, the effect of the refinancing on interest expense, the expectation that 2013 will be a turnaround year for the Company, and that the Company has the right team and strategy to build long-term value for shareholders. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)

                                                     Three Months Ended
                                                          March 31,
                                                     2013           2012
                                                 ------------  -------------

Net revenues                                     $     59,118  $      62,999
Cost of goods sold                                     40,539         41,894
Gross profit                                           18,579         21,105
General & administrative expenses (including
 stock option expense)                                  9,611         10,625
Selling expense                                         5,604          6,023
Depreciation and amortization                           1,790          1,875
                                                 ------------  -------------
Income before interest                           $      1,574  $       2,582
Interest expense                                        1,255            720
                                                 ------------  -------------
Income before taxes                              $        319  $       1,862
Provision (benefit) for income taxes                     (125)           540
                                                 ------------  -------------
  Net Income                                     $        444  $       1,322
                                                 ============  =============

Earnings per diluted share                       $       0.02  $        0.07

Shares used in fully diluted EPS                   17,871,495     17,976,634

Reconciliation of Non-GAAP EBITDA

Net Income                                       $        444  $       1,322
Plus: interest expense                                  1,255            720
Plus: provision (benefit) for income taxes               (125)           540
Plus: depreciation and amortization                     1,790          1,875
Plus: non-cash stock based compensation expense           178            259
Plus: permitted add-backs(1)                              404              -
  Adjusted EBITDA                                $      3,946  $       4,716
                                                 ============  =============

Reconciliation of Adjusted EPS
Net Income                                       $        444  $       1,322
Plus: permitted add-backs(2)                              266              -
Plus: unamortized deferred financing costs (3)            223              -
Plus: loss on certain close-out sales in January
 and February                                              88              -
  Adjusted Net Income                            $      1,021  $       1,322
                                                 ============  =============
  Adjusted Earnings per diluted share            $       0.06  $        0.07

(1) 2013 Permitted add-backs consisted of items in January and February that the Company was permitted to add-back to the calculation of consolidated
    EBITDA under its credit agreement as in effect through February 28, 2013 and for items in March that the Company was permitted to add-back to the calculation of consolidated EBITDA under its new credit agreement in effect as of February 28, 2013. Permitted add-backs for the three months ended March 31, 2013 include consulting fees ($229), loss on certain close-out sales in March ($116), severance costs ($36), special projects
    ($15), and board costs ($8).
(2) 2013 Permitted add-backs consisted of items in January and February that the Company was permitted to add-back to the calculation of consolidated
    EBITDA under its credit agreement as in effect through February 28, 2013 and for items in March that the Company was permitted to add-back to the calculation of consolidated EBITDA under its new credit agreement in effect as of February 28, 2013. Permitted add-backs for the three months ended March 31, 2013 include consulting fees (Gross $229/Net $151), loss on certain close-out sales in March (Gross $116/ Net $77), severance costs (Gross $36/ Net $23), special projects (Gross $15/ Net $10), and board costs (Gross $8/ Net $5). Tax rate of 34% applied to each item to arrive at net income.
(3) Write off of unamortized deferred financing costs for Bank of America retired loan, $389 Gross/$223 Net tax.

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands)

                                                   March 31,    December 31,
                                                      2013          2012
                                                  (unaudited)
Cash and cash equivalents                        $       2,634 $       3,132
Trade receivables, net                                  47,547        45,299
Inventory, net                                          40,231        49,823
Property and equipment, net                             15,937        16,834
Other intangible assets, net                            20,765        21,046
Other assets                                             6,201         4,186
                                                 ------------- -------------
        Total assets                             $     133,315 $     140,320
                                                 ============= =============

Accounts payable and accrued expenses            $      31,916 $      37,138
Current portion of long-term debt                        1,467           770
Long term debt, less current portion                    62,203        64,767
Other long term liabilities                              3,453         3,498
Deferred tax liability                                   4,202         4,194
                                                 ------------- -------------
        Total liabilities                              103,241       110,367

  Total stockholders' equity                            30,074        29,953
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $     133,315 $     140,320
                                                 ============= =============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com